 EXHIBIT 10.48

AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDATORY AGREEMENT, dated the 29th day of December, 2008 by and between VORNADO REALTY TRUST, a Maryland unincorporated business trust and VORNADO REALTY LP, a Delaware Operating Partnership, (“Employer”) and JOSEPH MACNOW (“Employee”).

WHEREAS, Employer and Employee entered into an Amended and Restated Employment Agreement effective as of July 27, 2006 (the “Employment Agreement”) to set forth the terms of Employee’s continuing employment by Employer; and

WHEREAS, Employer and Employee desire to amend the Employment Agreement to conform its terms with final regulations promulgated by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, Employer and Employee mutually agree as follows:

1.         Section 6(d) of the Employment Agreement is hereby amended in its entirety, to read as follows:

“(d)     Employee Benefit Plans or Arrangements. In addition to the cash compensation provided for in Section 4 hereof and the stock options and other awards provided in Section 5 hereof, Employee, subject to meeting eligibility provisions and to the provisions of this Agreement, shall be entitled to participate in all employee benefit plans of Employer, as presently in effect or as they may be modified or added to by Employer from time to time, including, without limitation, plans providing retirement benefits, medical insurance, life insurance, disability insurance and accidental death or dismemberment insurance. Without limiting the foregoing, Employee shall be entitled to tax preparation and planning assistance of $15,000 per calendar year, payable in a lump sum no later than the end of the calendar year following the calendar year to which the payment relates, and upon approval by an insurance carrier, a $3 million five-year renewable term life insurance policy or at Employee’s election other life insurance with a comparable cost to Employer.”

2.         Section 7(f) of the Employment Agreement is hereby amended in its entirety, to read as follows:

“(f)      Death Benefit. Notwithstanding any other provision of this Agreement, the Period of Employment shall terminate on the date of

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Employee’s death. In such event, (i) Employee’s estate shall be paid the amount specified in Section 7(g)(i) below and one (1) times Employee’s annual rate of Base Salary, payable in a lump sum within 30 days after the date of Employee’s death (subject to the provisions of Section 7(i) hereof) and (ii) Employer shall provide employee’s spouse and dependents with health coverage as provided in Section 7(g)(ii) for one (1) year from the date of death."

3.         Section 7(g) of the Employment Agreement is hereby amended in its entirety, to read as follows:

“(g)     Termination Compensation. Upon the termination of the Period of Employment and Employee’s employment hereunder (including any nonextension of the Period of Employment), Employer shall provide Employee with the payments and benefits set forth below, subject to the provisions of Section 7(i) hereof. Employee acknowledges and agrees that the payments and benefits set forth in this Section and elsewhere herein and in other written grants and agreements constitute liquidated damages for termination of his employment hereunder (including any nonextension of the Period of Employment).

(i)        Upon a termination of the Period of Employment and Employee’s employment hereunder, Employee shall be entitled to receive in a lump sum within 30 days after the date of termination, subject to Section 7(i) hereof, (A) his Base Compensation through the effective date of termination (B) if such termination is other than pursuant to Section 7(b) hereof, any unpaid annual earned bonus for the most recently completed fiscal year, (C) if such termination is pursuant to Sections 7(a), 7(c) or 7(d) hereof, a pro rata share of Employee’s annual target bonus for the fiscal year of termination, (D) the benefits, fringes and perquisites, including without limitation accrued vacation (provided that if the termination is pursuant to Section 7(b) or 7(e) hereof, only such payment of accrued vacation as is required by law or Employer’s vacation policy), provided pursuant to Section 6 hereof up to the effective date of such termination and (E) any other amount due to Employee under any other program or plan of Employer.

(ii) In the event of a termination of the Period of Employment and Employee’s employment pursuant to Section 7(a) (such reference shall include, without limitation, a nonextension by Employer of this Agreement) or 7(d) hereof, Employee shall also be entitled to

(A) receive an amount (the “Severance Amount”) equal to the sum of (x) three times Employee’s annualized Base Compensation (as in effect on the date of such termination or, if greater, immediately prior to the Good Reason event, if any, based on which the termination of employment occurs) and (y) three times Employee’s Bonus Severance

Amount (as defined herein). The “Bonus Severance Amount” shall mean an amount equal to the average of all annual bonuses earned by the Employee from Employer in the two (2) fiscal years ending immediately prior to Employee’s termination (the Severance Amount shall be payable in a lump sum within thirty (30) days of such termination, subject to Section 7(i) hereof) and

(B) Employee shall become fully vested in any stock options granted to Employee by the Board.

In the event of a termination pursuant to Section 7(a), 7(c) or 7(d) hereof, Employer shall maintain in full force and effect, for the continued benefit of Employee, his spouse and his dependants for a period of three (3) years following the date of termination of employment (“Date of Termination”), the medical, dental and hospitalization programs (the “Health Programs”) and the life insurance programs (including, without limitation, the life insurance policy set forth in Section 6(d), but for no longer than the five year term of such policy) (the “Life Insurance Programs”) in which Employee, his spouse and his dependants were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by Employee for such benefits) as existed immediately prior to the Date of Termination. If Employee, his spouse or his dependants cannot continue to participate in the Employer’s Health Programs, Employer shall: (a) in the event Employee is eligible to, and elects to continue receiving such benefits from Employer pursuant to the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), waive the premium cost of such benefits (to the extent such premiums exceed the premium costs charged to active employees of Employer from time to time) for the period during which Employee (and his spouse and dependents) is/are entitled to continuation coverage under COBRA (the “COBRA Period”) and (b) commencing with the month after the month in which the COBRA Period ends, pay to Employee an amount equal to the quotient determined by dividing (x) the cost to Employee of acquiring medical, dental and/or hospitalization coverage for Employee, his spouse and his dependants for such month (such coverage to be, on a benefit-by-benefit basis, at the same level of, but otherwise comparable to, the coverage in effect immediately prior to the Date of Termination), by (y) 0.55, with such payment to be made on the first business day of the month following the month to which such coverage relates. Subject to Section 7(i) hereof, in the event Employee, his spouse or his dependants cannot continue to participate in the Employer’s Life Insurance Programs, Employer shall pay to Employee an amount equal to the cost to Employee of acquiring life insurance coverage for Employee, his spouse and his dependants for such month (such coverage to be, on a benefit-by-benefit basis, at the same level of, but otherwise comparable to, the coverage in effect immediately prior to the Date of Termination), with such payment to be made on the first business day of the month following the month to which such coverage relates. Notwithstanding the forgoing, Employer’s obligation to provide the benefits and payments described above shall terminate on the earlier of (i) the date or dates Employee receives equivalent coverage and benefits, without waiting period or pre-existing conditions limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit, basis) or (ii) the third anniversary of the Date of Termination; PROVIDED that, Employer’s obligation with respect to the life insurance policy referred to in Section 6(d) shall terminate no later than the expiration of the five year term of such policy. Employee shall not be entitled to any compensation or benefits pursuant to this Section 7(g)(ii) of his employment hereunder is terminated pursuant to Section 7(b) or as a result of Employee’s voluntary termination pursuant to Section 7(e). Notwithstanding anything herein to the contrary no Severance Amount payable to Employee under this section shall exceed the aggregate sum of $3,300,000.”

4.         Section 7 of the Employment Agreement is hereby amended by adding the following paragraph at the end thereof:

“(i)      409A Compliance. Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees”, any payment on account of Employee’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Employee’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. For purposes of Section 7 hereof, Employee shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of Employer at any time during the 12-month period ending on the “Identification Date.” For purposes of the foregoing, the Identification Date shall be December 31. Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with Employer for purposes of Section 7 hereof unless he would be considered to have incurred a “termination of employment” from Employer within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).”

5.         Section 10 of the Employment Agreement is hereby amended in its entirety, to read as follows:

“10.     Legal Fees and Expenses.      If any contest or dispute shall arise between Employer and Employee (or, following the death of Employee, his estate or heirs) regarding any provision of this Agreement or any equity grant or other agreement or compensation arrangement specifically set forth or provided for herein, Employer shall reimburse (i) Employee for all legal fees and expenses reasonably incurred by Employee during his lifetime and (ii) Employee’s estate and heirs for all legal fees and expenses reasonably incurred by Employee’s estate and heirs through the earlier of the 15th anniversary of the date of Employee’s death or the final settlement of Employee’s estate, in any case, in connection with such contest or dispute, but only if Employee (or his estate or heirs, as the case may be) is successful in respect of substantially all of the Employee’s (or his estate’s or heirs’, as the case may be) claims brought and pursued in connection with such contest or dispute. The reimbursement provided for in this Section 10 shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent Employer received reasonable written evidence of such fees and expenses, but in any event no later than the end of the calendar year following the calendar year in which the expenses were incurred.”

6.         Section 14 of the Employment Agreement is hereby amended in its entirety, to read as follows:

“14.	Section 409A Compliance.

(a)       This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement shall comply with Section 409A. For purposes of section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment.

(b)       All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.”

7.         Employee further acknowledges that, while the purpose of this Amendatory Agreement is to conform the Employment Agreement to the requirements of Section 409A of the Code and Treasury Regulations promulgated thereunder, any tax liability incurred by Employee under Section 409A of the Code is solely the responsibility of Employee.

[signature page follows]

Except as amended herein, the Employment Agreement shall remain in full force and effect.

VORNADO REALTY TRUST and
VORNADO REALTY LP

By: /s/Alan J. Rice
Name: Alan J. Rice
Title: Senior Vice President

/s/ Joseph Macnow
Joseph Macnow